Exhibit 99.2

Sonus Networks, Inc.
Q1 FY05 Preliminary Financial Results Conference Call


Jocelyn Philbrook, director investor relations:

Thank you. Good afternoon everyone. Thank you for joining us today as we discuss our preliminary results for the first quarter fiscal 2005. With me today are Sonus' Chairman and CEO, Hassan Ahmed; President and COO, Bert Notini; and CFO, Ellen Richstone.

The press release announcing our preliminary first quarter fiscal 2005 financials was issued this afternoon at 4:05 pm Eastern Time on Business Wire and on First Call. The text of this release also appears on our Web site at www.sonusnet.com.

Before Hassan offers his opening remarks, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company's financial performance. These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the "Risk Factors" section of our annual report on Form 10-K for the year ended December 31, 2004.

Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks associated with our international expansion and growth; consolidation in the telecommunications industry; risks associated with the investigation of the company by the SEC; and, potential costs resulting from pending securities litigation against the company.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so.

In addition, because we were unable to give several days notice of this call, the statements that we make on this call are not considered valid public disclosure for purposes of Regulation FD.

To address this, we have filed a Form 8K with the SEC containing our script for this call. However, because it was obviously impossible for us to include in that script the responses to questions asked on this call, our responses to questions must be limited to the information covered in our prepared remarks. Please bear that in mind if we are unable to address certain questions you may wish to ask on this call.


I would now like to turn the call over to Hassan.

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Hassan Ahmed, chairman and CEO:

Thanks Jocelyn.  Good afternoon everyone, and thank you for joining us.

We are going to keep today's call brief, as we will host our quarterly conference call on May 9th. I'll provide you with our preliminary results for the first quarter and discuss the factors that have led to a change from the outlook that we provided when we reported our fourth quarter results. Bert will then briefly review some of our operational activities in more detail. Finally, Ellen will highlight the preliminary results we are providing today. Please note that these results are estimates, as we do not anticipate completing our quarterly review process until early May.

We currently estimate that our revenue will be in the range of $30 to $34 million for the first quarter of 2005, yielding a net loss. This is a more pronounced sequential revenue decline than we indicated on our last earnings call, and we are obviously disappointed with this result. There were several factors that occurred at the end of the quarter that led to today's announcement.

First, many of our current deployments underway have a complex revenue conversion cycle. When we reported our fourth quarter and year-end results, we had a plan to convert certain shipments and deferred revenue into revenue to achieve the first quarter outlook provided. Late in the quarter some of our post shipment obligations, such as interoperability testing that we had expected to complete in Q1, were extended into the second quarter. Our solutions are integrated with multiple other elements in our customers' networks from a variety of vendors. As a result, our project schedule can be adversely impacted by a change in timing for any network element or vendor. We experienced this in some of our projects in the quarter that pushed the completion of the post shipment obligations and revenue recognition beyond Q1.

Second, we expected to finalize the terms relating to a particular network expansion, but were unable to complete that by the end of the quarter. As a result, the revenue associated not only with respect to the new expansion, but to revenue from prior shipments as well fell out of the quarter and will not be recognized until the terms of the new expansion have been finalized. It is important to note that we have already been paid for a significant amount of the equipment shipped to this customer, and it is fully installed in the customer's network.

The last factor was a delay in several customers' annual maintenance contract renewals and payments. We have since received payment for the largest of these renewals and expect the others to be finalized shortly.

So, the extended post shipment obligations, the delay in finalizing a contract for a network expansion, and delayed maintenance renewals have led to a lower than anticipated revenue result for the first quarter. I would remind you that while the revenue for these projects has been delayed, this is not business that has been lost.

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I realize that the company's financial reporting continues to be difficult for our shareholders, and we have been taking actions to address the issues and improve our performance. During the last year, the Company has made major strides in strengthening our business, and we have added substantial new finance and operations talent, but there is still work to be done. We remain focused on resolving our material weaknesses and converting our projects into revenue in a more predictable manner and have organized the company around doing just that.

Putting our overall business in perspective, the preannouncement of a revenue shortfall is typically the result of inadequate order activity during a quarter. However, that is not the case for us. We reported to you in the fourth quarter that Sonus experienced record order activity.

Given that we believe our reported revenue and deferred revenue results do not fully reflect the level of activity in our business, we have decided to start providing you with an additional level of detail into our business, book to revenue performance. As we discussed on the fourth quarter conference call, Sonus won significant new business, resulting in record order activity with a Q4 book to revenue ratio that was slightly below 2. We continued to see a strong activity level in what is typically a seasonally slower first quarter and recorded a book to revenue ratio that was modestly below 2. So as you can see, we are pleased with the strong demand for Sonus' products in the marketplace. To provide some historical comparison, in the first quarter of 2004 our book to revenue ratio was below 1, reflecting typical Q1 seasonality.

I spend a lot of time with our customers and can tell you that activity levels around the world are very robust. The activity is evidenced in the minutes we drive across our existing carrier networks, the geographic scope of our network deployments, and the expansion of our customer base. Today, Sonus has over 12 billion minutes per month of traffic running across our customers' networks, compared to 10 billion in Q4. Our solutions drive revenue for some of the world's most dynamic service providers, including AT&T Wireless / Cingular, AOL, Qwest Communications, Level 3, and Softbank Broadband. We will discuss the activity levels and our progress during the first quarter in more detail in a few weeks.

We are very optimistic about Sonus' prospects because we are experiencing strong demand for our products globally. In the first quarter, we announced several new customers, including WebEx, Marcatel, Slovak Telecom, and AOL. We launched a new reseller arrangement with Samsung. Several of our existing customers, including XO Communications, Time Warner Telecom, Global Crossing, and NuVox Communications initiated network expansions. We introduced a new software release designed specifically for the ISP market, which is being used in the AOL network to support their new Internet Calling Service. Additionally, we are very pleased with the growth in our wireless business. The strong demand for our wireless long-distance and gateway MSC solution was an important driver of our order activity in the first quarter. We are very excited that we are expanding one of our major wireless network deployments and look forward to telling you more about this project in the future.

Based on our progress with customers in the first quarter, 2005 will be an important year for Sonus. We have a lot of work ahead of us, as we continue to roll out the networks we have already been selected for and focus on expanding our footprint. During the last year, we have increased the team significantly for just this challenge. The entire company is dedicated to expanding our technology lead and building our market position. We firmly believe that Sonus is better positioned than ever before to capitalize on the network evolution that is unfolding.


I'd now like to ask Bert to review some details of our operations.



Bert Notini, president and COO:
Thank you Hassan and good afternoon everyone.

As Hassan mentioned in his remarks, our business in the first quarter had two distinct aspects to it. We had strong bookings as a number of our customers continued to expand their Sonus-based voice over IP networks, extending their service offerings. We are very pleased to see that. On the other hand, our revenue conversion cycle continues to be lengthy and uneven which is a disappointment. While we have shipped our products - they are running in the customers' production networks and, in some cases, we have already been paid for the products - revenue conversion does not occur until various post shipment matters are closed out with our customers. As we were ending Q1, we had a number of cases where shipped products were in the final steps of the revenue cycle and scheduled for completion. Notwithstanding focused and diligent efforts, some of these shipments will not make it into our Q1 revenue. The final steps required for revenue completion were scheduled to be done in the last ten days of March. We could not complete all the necessary steps within the quarter. Revenue for these shipments thus moved out of the first quarter, resulting in revenue for the first quarter that is sequentially lower than would otherwise have been the case.

As the number, size, complexity, and critical nature of our networks are increasing with our growth, the role that effective post-shipment program and project management plays in meeting the needs of our customers and completing the cycle of our revenue conversion is increasing as well. Sonus has a very talented professional services, support, and engineering team dedicated to managing challenging network deployments that involve design, installation, integration of third party products and, in some cases, delivery of special feature developments. The key for us to improve our revenue conversion cycle lies in simplifying and carefully managing this process and the schedules of all parties involved to reach closure. We have taken a number of actions to improve this process. As one example, we have established a dedicated team within our program management organization that will work with our customers, account managers, and finance organization and focus solely on project managing the final steps of our network rollouts where the schedules and conflicting priorities of multiple parties need to come together to complete our revenue cycle.

In addition to solid bookings in the quarter, we continued to make significant progress furthering our technology leadership position. We have begun active software development at our new Indian operations center in Bangalore and look forward to the team there becoming a core part of our engineering effort.

Sonus has continued to see a lot of demand for our solution in Japan. To further drive the activity level in that region, we also delivered new software releases for our Access solution that increase its functionality and leading position in the Japanese market.

We now have an installed base of products in well over 39 customers, around the world, with Sonus employees working on site at more than 14 customer sites. Our goal is to continue to accelerate this activity and move it through the business cycle into revenue as rapidly as possible. Ellen?


Ellen Richstone, chief financial officer:

Thanks Bert. As a reminder, my comments today reflect estimated results and are subject to change as our quarterly review process is not complete, and our auditors have not yet reviewed our quarterly results.

As Hassan stated, we are expecting revenues for the first quarter to be between $30 million and $34 million, yielding a net loss. We will go through the revenue details with you on our quarterly conference call.

Regarding our balance sheet, we expect to report cash, cash equivalents, marketable securities, and long-term investments of approximately $311 million. We will provide you with all of the details on changes in our cash balance once we have closed the quarter and announce our final results.

To provide you with additional detail on the level of business activity that Sonus achieved during the quarter, we will be providing directional detail on our quarterly book to revenue ratios. To be included in our booking result, the order must be deliverable within 12 months.

For historical reference, in the first quarter of 2004, our book to revenue ratio was below 1 and in the fourth quarter it had increased significantly to slightly below 2. We achieved strong order activity in the first quarter of 2005, particularly as compared to Q1 2004, with a strong book to revenue ratio that was modestly below 2.

As to a specific financial outlook for the second quarter, we do not intend to provide an updated outlook on this call. I will say we have the backlog to deliver Q2 revenue that follows a similar pattern to the first half of 2004. It is important to note, however, that there are risks associated with our outlook due to the complexity of our revenue conversion.

I would now like to open the call to questions.  Operator?